Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-4 (File No. 333-260999), Form S-3 (File No. 333-262893) and Form S-8 (333-161376; 333-177890; 333-204379, 333-230157; and 333-231666) of Communications Systems, Inc. and subsidiaries of our report dated March 14, 2022, relating to the consolidated financial statements, which appears on pages 40 and 41 of this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

March 14, 2022